Exhibit 10.23

Tianjin New Highland Science and Technology Development Co.,

Ltd.

Equity Assignment Contract

Between

[XIN Guo-Qiang, LIU Feng-Kai, LIU Feng-Shan]

And

[International Petroleum Services Corporation Limited]

Dated [October] [12], 2007

Equity Assignment Contract

WHEREAS, [Tianjin New Highland Science and Technology Development Co., Ltd.] is a limited liability company registered and incorporated in Tianjin City of the People’s Republic of China according to the laws of the People’s Republic of China (hereinafter referred to as the “Former Company”);

WHEREAS, [XIN Guo-Qiang] holds 94.60% of the Former Company’s equity;

[LIU Feng-Kai] holds 5.0% of the Former Company’s equity; and

[LIU Feng-Shan] holds 0.4% of the Former Company’s equity (hereinafter collectively referred to as the “Assignor”)

WHEREAS, the Assignor desires to assign 100% of the Former Company’s equity to [International Petroleum Services Corporation Limited] (hereinafter referred to as the “Assignee”); and

WHEREAS, the Assignee agrees to be assigned with 100% of the Former Company’s equity held by the Assignor;

THEREFORE, both parties have reached the following agreement through friendly negotiations:

Article 1 The Two Parties of the Contract

1.1         Assignor

[Name of natural person] XIN Guo-Qiang

Domicile: Room 202, Unit 1, Building 23, Liyuanxiaoqu, Haibin Street, Dagang District, Tianjin City

Identity card number: 120109196309295511

[Name of natural person] LIU Feng-Kai

Domicile: Room 502, Unit 3, Building 24, Xinyuanxiaoqu, Xinhua District, Shijiazhuang City, Hebei Province

Identity card number: 132924196002168471

[Name of natural person] LIU Feng-Shan

Domicile: Room 514, Unit 1, Building 21, Jintaili, Chaoyang District, Beijing City

Identity card number: 110105196401101110

1.2 Assignee

[Company name] International Petroleum Services Corporation Limited

Address: 35th Floor, Bank of China Tower, 1 Garden Road, Hong Kong

Legal Representative: Corpuz Elsa Natividad

Article 2 Equity Assignment

2.1 The Assignor agrees to assign 100% of the Former Company’s equity held by the Assignor to the Assignee according to the terms provided by this Contract, and the Assignee agrees to be assigned with 100% equity thereof. Among others, Assignor [Xin Guo-Qiang] assigns [94.60]% of the equity of the Former Company to the Assignee; Assignor [LIU Feng-Kai] assigns [5.0]% of the equity of the Former Company to the Assignee; and Assignor [LIU Feng-Shan] assigns [0.4]% of the equity of the Former Company to the Assignee. After the entire equity assignment procedure is completed, the Assignee will hold [100]% of the Former Company’s equity.

2.2 Both parties confirm that the shareholding structure after the equity assignment under this Contract will be as follows:

(1)          [Xin Guo-Qiang] holds 0% of the Former Company’s equity;

 [Liu Feng-Kai] holds 0% of the Former Company’s equity;

 [Liu Feng-Shan] holds 0% of the Former Company’s equity; and

(2)          Assignee [International Petroleum Services Corporation Limited] holds 100% of the Former Company’s equity.

2.3 As the equity assignment under this Contract is implemented, the Former Company will change into an enterprise solely owned and managed by foreign investment.

Article 3 Consideration for Equity Assignment and Payment

3.1 Both parties agree that the calculation of the consideration for the equity assignment shall be based on the registered capital of Tianjin New Highland Science Development Co., Ltd. as of September 30, 2007. The total consideration for the assignment shall be RMB[35.10] million, of which RMB[33,205,000], RMB[1,755,000] million and RMB[140,000] million shall be paid by the Assignee to [Xin Guo-Qiang], [Liu Feng-Kai] and [Liu Feng-Shan] respectively.

3.2 The payment date and deadline of the equity assignment price are as follows:

Within three (3) months of its receipt of the business license issued by the competent industry and commerce administrative authorities, a wholly foreign-owned enterprise shall transfer the equity assignment price in full at one time to a designated account under the foreign exchange capital account of the wholly foreign-owned enterprise, and, after going through the verification formalities, pay the equity assignment price to each Assignor according to the proportion of his equity for assignment and the amount determined in Article 3.1. The [Assignor] agrees to appoint the [Assignee] as their [authorized recipient] of the equity assignment price under this Contract to receive, on their behalf, the equity assignment price paid by the Assignee.

The Assignee shall pay the abovementioned equity assignment price in [US dollars]. The exchange rate between the US dollar and RMB Yuan shall be the buying rate (US dollar vs. RMB Yuan) published by the People’s Bank of China as of the registration date of the wholly foreign-owned enterprise.

Article 4 Representation and Warranty of Assignor

For the interests of the Assignee, the Assignor represents and warrants to the Assignee on the issues relating to the equity assignment herein as follows:

4.1 The Assignor legally owns the equity that the Assignor plans to assign according to this Contract and has the full disposing capacity for assigning the equity hereof under the Assignor’s name;

4.2 The Former Company is an enterprise legally incorporated by the Assignor according to the conditions and procedures provided by Chinese laws, and has already acquired all governmental approvals and permits necessary for its incorporation.

4.3 The Assignor has paid up the capital in time and in full according to the articles of association of the Former Company. The Assignor’s paid-up capital has been verified by a Chinese certified public accountant. The Assignor shall deliver the corresponding capital verification report to the Assignee.

4.4 The Former Company has no shareholders other than the Assignor, which has already complied with the procedures provided by the articles of association of the Former Company in assigning the equity of the Former Company held by the Assignor. The shareholders’ meeting of the Former Company has unanimously passed a resolution agreeing the Assignor to assign the equity to the Assignee.

Article 5 Representation and Warranty of Assignee

For the interests of the Assignor, the Assignee represents and warrants to the Assignor that:

5.1 It is a company that was legally incorporated and effectively exists according to Hong Kong laws and has the full disposing capacity to be assigned with the equity hereof under the name of the Assignee;

5.2 It has already complied with the necessary corporate discussion and approval procedures for executing this Contract and performing the obligations thereunder, is responsible for submitting the company’s resolution agreeing to be assigned with the equity, and warrants the truthfulness and lawfulness of the resolution;

5.3 It will help facilitate compliance with the approval and registration procedures relating to this Contract, including providing necessary documents and materials.

Article 6 Transfer

Both parties shall make the transfer according to the following procedures:

6.1 Accounting materials

The Assignor shall be responsible for handing over all the financial books and materials of the Former Company completely to the wholly foreign-owned enterprise within ten (10) days of the day on which the registration formalities of the shareholding change are completed. The wholly foreign-owned enterprise shall execute a transfer certificate after receiving the materials.

6.2 Personnel

All employees of the Former Company, including all formally employed and temporarily employed employees, (Please refer to Annex VI for the name list thereof.) shall continue being employed by the Former Company after the acquisition is completed (i.e., the registration of the shareholding change is completed) till their labor contracts with the Former Company expire, unless any employee desires, at his own discretion, to terminate his employment by the Former Company.

6.3 Change to Board of Directors

The Assignor shall be responsible for urging all the directors sitting on the board of directors of the Former Company to resign from their posts as directors after the registration formalities for the shareholding change are completed. Meanwhile, according to the articles of association of the wholly-owned foreign enterprise, all parties shall appoint all the members of the new board of directors and organize the new board of directors, which shall in turn perform the authorities and obligations of the board of directors.

Article 7 Repurchase

The Assignor and the Assignee agree and confirm that, if the overseas parent holding company of the wholly foreign-owned enterprise fails to launch any public offering for the wholly foreign-owned enterprise and have it listed on a major securities exchanges in Europe and the U.S. within five (5) years of the day on which the Assignee pays the equity assignment price in full, the Assignee will have the right to decide to sell all or part of the equity that the Assignee holds in the wholly foreign-owned enterprise to the Assignor at the original purchase price.

Article 8 Non-compliance and Remedy

8.1 If the Assignee fails to pay the equity assignment price within the term provided by this Contract, the Assignee shall pay liquidated damages to the Assignor at a rate of 0.02% of the amount in arrears for each day delayed. Any party of the Assignor that does not receive his payment for thirty (30) days overdue has the right to cancel this Contract.

8.2 In case that the shareholding change procedures cannot be completed within the period provided by this Contract for any reason attributable to the Assignor, the Assignor shall pay a liquidated damage to the Assignee at 0.02% of the equity assignment price for each day delayed. If the overdue period reaches thirty (30) days, the Assignee will have the right to cancel this Contract.

8.3 The rights and remedies provided by this Contract are cumulative and do not exclude other rights and remedies provided by the law.

8.4 Only when a party to this Contract waives, in writing, its right to investigate and fix liabilities of the defaulting party for its non-compliance, will the waiver be valid. The omission or delay of exercising any of its rights or remedies under this Contract by a party thereto does not constitute any waiver by such party; and partial exercise of any right or remedy shall not prevent the party from exercising other rights or remedies either.

8.5 The effect of this article is not subject to the termination or cancellation of this Contract.

Article 9 Validity, Change, Cancellation and Termination of Contract

9.1 This Contract comes into effect when:

(1)          This Contract is jointly executed by the authorized representatives of both parties;

(2)          The equity assignment is unanimously approved by the shareholders’ meeting of the Former Company; and

(3)          This Contract is approved by competent authorities.

9.2 Unless either party has the right to cancel this Contract according to the previous Article at the party’s own discretion, any change or cancellation of this Contract will not come into effect without an agreement in writing executed by both parties.

9.3 Any change or cancellation of this Contract does not affect either party’s right to claim damages. In case of any loss suffered by either party to this Contract due to any change or cancellation of this Contract, except for the disclaimed liabilities, the liable party shall be responsible for indemnification.

Article 10 Notice and Delivery

10.1 Any notice or other communication relating to this Contract delivered by either party of the Contract shall be in writing and delivered to the following addresses or any other address advised in writing.

10.2 Unless otherwise provided in this Contract, any notice or other communication presented in person is deemed as having been delivered at the time when it is delivered and signed for acknowledgment of the receipt; any notice or other communication delivered via courier is deemed as having been delivered seventy-two (72) hours after the notice or communication is posted; any notice or other communication sent via telex or facsimile is deemed as having been delivered at the time of being sent out; and any  notice or other communication sent via telegraph is deemed as having been delivered twenty-four (24) hours after the notice or communication is sent out.

Article 11 Applicability of Laws and Resolution of Disputes

11.1 The laws of the People’s Republic of China are applicable to the execution, effect, interpretation, performance and resolution to disputes of this Contract.

11.2 All disputes arising from this Contract shall be resolved by both parties through friendly negotiations. In case that negotiations fail or that one party does not want to resolve any dispute through negotiations, either party may bring the dispute to the [Tianjin Municipal Dagang District Arbitration Commission] for arbitration according to the effective arbitration rules thereof at the time. In case of more than one disputes occur under this Contract, these disputes may be resolved together in one arbitral procedure.

An arbitral tribunal shall consist of three (3) arbitrators. Each party may appoint one (1) arbitrator with the professional background and experience connected to the dispute. Within thirty (30) days of its receipt of a notice requesting arbitration in writing from the other party, if one party fails to appoint an arbitrator, the arbitrator will be appointed by the arbitration center.

The third arbitrator shall be determined by the two (2) arbitrators appointed by the two parties respectively and chair the arbitral tribunal. If the two arbitrators appointed by the two parties respectively fail to determine the third arbitrator within thirty (30) days of the day on which the second arbitrator is appointed, the third arbitrator shall be appointed by the arbitration center.

Arbitration shall be carried out in [Chinese]. The arbitral tribunal shall issue an award in writing. Both parties in cooperation shall strive to implement the award at once and provide any assistance that may be required for such a purpose. If necessary, the award shall be enforced by the court with jurisdiction.

The losing party shall bear the costs of the arbitration center, arbitrators and arbitral procedures, and all the costs and expenses relating to the implementation of any award, including reasonable lawyer’s fees and expenses.

11.3 The disputes described in this Article refer to all the disputes among the parties of the Contract regarding the effect of this contract, interpretation of the content of this Contract, performance of this Contract, liabilities for breach of this Contract, and the change, cancellation and termination of this Contract.

Article 12 Miscellaneous

12.1 This Contract and its annexes constitute an integral document and bear the same effect.

12.2 This Contract and its annexes constitute a complete agreement among the parties thereto and supersede the correspondences, statements, contracts and any other document of both parties prior to the execution of this Contract.

12.3 This Contract is in Chinese.

IN WITNESS THEREOF, the officially authorized representatives of both parties execute this Contract in Tianjin City of China as of October 17, 2007 respectively. The Contract in Chinese is in sextuplicate.

Assignor:

/s/ Xin Guoqiang

(Name of Authorized Signatory)

Name: Xin Guoqiang

Position:

Assignor:

/s/ Liu Fengkai

(Name of Authorized Signatory)

Name: Liu Fengkai

Position:

Assignor:

/s/ Liu Fengshan

(Name of Authorized Signatory)

Name: Liu Fengshan

Position:

Assignee:
International Petroleum Services Corporation Limited

/s/

(Name of Authorized Signatory)

Name:

Position: